Exhibit (e)(3)


                                    AMENDMENT

                                       TO

                UNDERWRITING AND DISTRIBUTION SERVICES AGREEMENT
                                DATED MAY 1, 2003

THIS AMENDMENT is made as of the 3rd day of January, 2005 by and between Deutsche Asset Management VIT Funds, a Massachusetts business trust (the "Trust") and Scudder Distributors, Inc. ("SDI"), a Delaware corporation, to the Underwriting and Distribution Services Agreement (the "Agreement") dated the 1st day of May, 2003 by and between the Trust and SDI.

WHEREAS, the Trust hereto desires to amend the Agreement to add the following of its series:

Scudder VIT EAFE Equity Index Fund
Scudder VIT Equity 500 Index Fund
Scudder VIT Small Cap Index Fund